Exhibit 6.4

COMMERCIAL LEASE

1.01 This lease (Lease) is made June 4 2020, between RES FLORJDA 1265 HOLDINGS, LLC, a Florida limited liability company (“Landlord”), and Naples Women’s Center (“Tenant”).

1.02 Premises. Landlord leases to Tenant the real property described in the attached Exhibit “A” (the “Premises”), which are contemplated to be located on the second floor of the building. in which the Premises are located, which Building is located at 1265 Creekside Parkway, Naples Florida. The Premises contains approximately 3,650 rentable square feet and approximately 3,650 usable square feet, and the building (Building) in which the Premises are located contains approximately 53,108 rentable square feet and approximately 50,810 usable square feet. The specific location of the Premises is depicted in the attached Exhibit “A”. These measurements were estimated using the American National Standard Method of Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, published by the Building Owners and Managers Association International (BOMA Standards) Upon Tenant and Landlord approval ofthe Building construction plans the final measurements will be confirmed in writing by the Landlord’s Architect using the same BOMA standards and these final measurements will be used to calculate the base rent as defined in Section 2.01 of this Lease and as to be stated on Exhibit F and to calculate Tenant’s Pro Rata Share as described in Section 2.02 of this Lease.

Subject to the terms of this Lease and to the rights granted to Landlord herein, Tenant and its agents, employees, and invitees have the nonexclusive right with others designated by Landlord to the free use of the common areas in the Building for the common areas intended and normal purpose. The terms “Building” and “Land” are sometimes referred to throughout this Lease as the “Property.” Common areas include sidewalks, driveways, stairways, common entrances and other similar public areas and access ways. Landlord may change the common areas if the changes do not materially and unreasonably interfere with Tenant’s access to the Premises or use of them.

1.03 Use. Tenant shall use the Premises for: Obstetrics and Gynecology Medical and Related Services and for no other use. Tenant shall not create a nuisance or use the Premises for any immoral or illegal purposes. Tenant’s storage of files within portions of the Premises shall not, under any circumstances, increase the standard floor load factors for the Building. Tenant acknowledges and agrees that Tenant’s use of the Premises for any purpose other than set forth above shall be a material default under this lease. In the event Tenant wishes to modify its use of the Premises, Tenant shall submit such request to Landlord in writing. Landlord’s approval or disapproval of a change in use shall be at Landlord’s sole discretion.

1.04 Term.

A.	Term. The Lease shall be for a term (the “Term”) of three (3) years, which Term shall commence on the Commencement Date as hereinafter defined. Subject to time extension for delays caused by Landlord, the Rent begins (the “Commencement Date”) upon the earlier of (i) the date which is one hundred twenty (120) days after the Possession Date, or the date which is 30 days after the date a Certificate of Occupancy is issued by Collier County for the Work (defined below) The first Lease Year shall be the twelve month period commencing on the Commencement Date, and each subsequent Lease Year shall commence on the anniversary date of the Commencement Date. The Commencement Date is expected to be August 1, 2020.

The “Possession Date” shall mean and refer to the date that is ten (I 0) days after the date Landlord Services Tenant with written Notice that (a) the construction of the Work is sufficiently complete and (b) that Tenant is authorized to take possession of the Demise Premises and commence Tenant’s interior improvements and move-in (“Tenant’s Improvements”) of the Demised Premises. Tenant shall be entitled to possession of the Demised Premises on the Possession Date, notwithstanding the fact that the Term does not commence until the Commencement Date. The Possession Date is expected to be July 15, 2020 if not earlier.

B.	Inspection and Punchlist. Before the Commencement Date, the parties shall inspect the Premises and prepare a punchlist. The punchlist shall list incomplete, minor, or insubstantial details of construction; necessary mechanical adjustments; and needed finishing touches. Landlord will complete the punchlist items within a reasonable time thereafter.

C.	Options to Renew. Provided that Tenant is not in material default under any of the terms and conditions of this Lease, including, without limitation, the payment ofrent, and provided Tenant has not failed to pay when due any minimum rent, or any other amount due hereunder on more than two (2) occasions during the immediately preceding twelve (12) month period of the Lease Term, Tenant shall have the right and option to extend the term of this Lease for an additional three (3) year period (the “Option Term”). Said right and option may only be exercised by Tenant sending written notice thereof to Landlord on or before the date that is at least six (6) months prior to the expiration of the then-current term, but in no event sooner than nine (9) months prior to said date (hereinafter referred to as an “Extension Notice”).

In addition to all other terms and conditions of this Lease and not as a limitation thereof, if, on the day immediately preceding the commencement date of the Option term, Tenant is in default under any of its obligations under this Lease, including making any additional security deposit as provide in Section 2.03 below, then Tenant shall not be entitled to extend the term of this Lease, as aforesaid, and Tenant’s Extension Notice as to said Extension Term shall, at the Landlord’s option, be deemed to be null and void ab initio.

If the right and option to extend the term of this Lease for the Extension Term is exercised by Tenant, the Extension Term shall be upon all of the same terms and conditions of this Lease, and Base Rent during the Option Term will be adjusted as provided in Section 2.01 below.

1.05 Landlord Improvements. Landlord agrees to complete improvements to the unit as specified in Exhibit “B” attached hereto at Landlord’s sole expense. Said improvements are to be completed prior to the Possession Date.

SECTION 2–RENT AND SECURITY

2.01 Base Rent. For the first year of the Term beginning on the Commencement Date, Tenant shall, pay to Landlord Annual Base Rent in the amount of One Hundred Thousand Three Hundred Seventy-Five Dollars ($100,375), payable in equal monthly installments of Eight Thousand Three Hundred Sixty-Four Dollars and 58/100 ($8,364.58) per month plus applicable sales, use, or occupancy tax. It is understood that the Base Rent is calculated using a rent rate of $27.50 per rentable square foot. For the second year of the Term and each succeeding year, including any extensions permitted hereunder, the aggregate annual Base Rent shall be adjusted based upon the increase in the Consumer Price Index for All Urban Consumers, United States, All Items, published by the Bureau of Labor Statistics, United States Department of Labor (“CPI Index”) during the one (1) year Lease period preceding the Lease period for which the adjustment will be made, as further modified as hereinafter set forth. At such time as the Base Rent may be specifically calculated based on the rentable area of the Premises as measured by the landlord in accordance with Section 1.02 above, Landlord shall prepare, and Tenant shall confirm the amount of the initial Base Rent, in writing, by executing the Initial Base Rent Confirmation Form in the form attached hereto as Exhibit F.

A.	Base Rent Adjustment. Upon each anniversary of the Commencement Date, the Base Rent shall be increased by the “CPI Adjustment” which is the adjustment derived by a calculation using the CPI Index. In the event that the Bureau of Labor Statistics should cease to publish said CPI Index, Lessor shall substitute the most nearly comparable published successor index thereto. Notwithstanding any decrease in the CPI Index, Mini mum Annual Guaranteed Rent shall never decrease.

B.	CPI Adjustment. Each new Lease Year, Base Rent shall be adjusted as follows: The Base Rent for the immediately preceding year of the Lease shall be multiplied by the CPI Index as of one (1) month prior to the last day of the Lease Year then ending and then divided by the CPI Index as of one (1) month prior to the day preceding the immediately prior Lease year; and if the result is greater than the Base Rent for the immediately preceding Lease Year prior to the adjustment, the same shall become the new Base Rent; therefore, notwithstanding any decrease in the Consumer Price Index, Base Rent shall never decrease. If the publication of said CPI is discontinued, the Lessor shall select a reasonably comparable index (prepared by any appropriate United States Government agency, corporation or other entity) on which to base adjustments in Base Rent.

C.	Delay in Adjustment Calculation. In the event of any delay in computing the rental adjustment for a new Lease year, Lessee shall continue payment of the most recent Base Rent as provided herein, until such time as the rental adjustment has been computed, at which time an accounting will be made, retroactive to the beginning of the new Lease Year for which adjustment is made, and the amount then due Lessor shall be paid by Lessee within fifteen (15) days of receipt of written demand.

D.	The Base Rent shall be:

()	paid without advance notice, demand, offset, or deduction;

(ii)	paid by the first day of each month during the Term; and

(iii)	made payable to Landlord and sent to Barron Collier Commercial, 2600 Golden Gate Parkway Naples, FL 34105, as the property manager, or as Landlord may otherwise specify in writing to Tenant.

First month’s Base Rent and Additional Rent is due upon signing of this Lease by Tenant. If the Term does not begin on the first day or end on the last day of a month, the Base Rent and Additional Rent for that partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month.

If Tenant fails to pay part or all of the Base Rent or Additional Rent (paragraph 2.02) within ten (10) days after it is due, the Tenant shall also pay:

()	a late charge equal to five percent (5%) of the unpaid Base Rent and Additional Rent, plus

(ii)	interest at 18 percent (18%) per annum or the maximum then allowed by applicable law, whichever is less, on the remaining unpaid balance, retroactive to the date originally due until paid.

(iii)	All checks returned for insufficient funds shall be subject to a service charge of $50.00 or 5% of the face amount of the check up to a maximum of $250.00 whichever is greater.

2.02 Additional Rent.

A.	In addition to Base Rent due hereunder, Tenant covenants and agrees to pay, in the same manner and at the same time as Base Rent, for the following expenses in connection with the Premises (Additional Rent):

(i)	Tenant’s Pro Rata Share (as defined, below) of real estate taxes and other assessments pertaining to the Premises; and

(ii)	Tenant’s Pro Rata Share of all operating expenses as described in Section 2.02.B herein; and

(iii)	Tenant’s Pro Rata Share of insurance covering the Premises as described in Section 5 herein; and

(iv)	Tenant’s Pro Rata Share of all assessments and maintenance fees levied by the Creekside Commerce Park Property Owners’ Association and payment of any reserve amounts established by the Association; and

(v)	Any and all sales tax imposed by governmental authorities on any sums paid by Tenant pursuant to this Lease; and

(vi)	Tenant’s Pro Rata Share of common expenses allocated to the Building, which shall be based upon the rentable square footage of the Premises as it relates to the total rentable square footage in the Building, as it may exist from time to time.

(vii)	Tenant’s Floor Share of HVAC Electrical Costs, as described in Section 2.02(C), below.

(viii)	Any After Hours HVAC Electrical Costs (if and when such costs are incurred by Tenant), as set forth in Sections 2.02(C) and 3.02 (C), below.

“Pro-Rata Share” shall be calculated as a fraction whereby the numerator is the rentable area of the Premises and the denominator is the total rentable area of the Building, as measured by Landlord in accordance with Section 1.02, above.

“Floor Share” shall be calculated as a fraction whereby the numerator is the Floor Rentable Area of the Premises, measured in accordance with BOMA Standards, and the denominator is the total Floor Rentable Area of the floor of the Building on which the Premises is located, measured in accordance with BOMA Standards.

B.	Operating Expenses means all sums actually and reasonably expended or incurred by or on behalf of Landlord in connection with the Property, including the management, operation, maintenance and repair thereto. Such sums shall include as applicable, and without limitation (a) costs of supplies, (b) costs of maintenance, operation, repair, replacement, resurfacing, restriping, cleaning and sweeping of the Property (including, without limitation, the sidewalks, parking lots, curbs, gutters, signs, sprinkler systems, landscaping, plantings, lighting and other utilities, directional signs, lanes, bumpers and markers, fire protection, alarm and security systems, lighting systems, storm and sewage drainage systems, utility systems and other Common Areas and facilities), (c) labor costs, including payroll taxes and other governmental charges, to implement the services set forth herein, (d) costs of maintenance, painting and repair of the Building, (e) charges for electricity, gas and all other utilities furnished to the common areas of the Property, including any taxes on any of such utilities (but excluding HVAC Electrical Costs) (f) personal property taxes, (g) rentals paid to third parties for the use of repair, maintenance and operating equipment, machinery and tools, and depreciation of owned equipment, machinery and tools, (h) premiums for insurance (including without limitation, liability, casualty, automobile, pressure vessel, plate glass, business interruption and fidelity coverage), (i) capital improvements made after completion of the Property which result in savings or reductions in Operating Expenses to the extent of such savings, and (j) reasonable reserves for any of the foregoing not to exceed $0.50 per square foot annually. Operating Expenses shall also include a fee payable to Landlord as compensation for its management and administration, including, but not limited to, accounting, bookkeeping, processing and collection expenses (but not to exceed the highest such fee being charged for similar Properties in the Collier County area). Operating Expenses shall not include (i) wages and salaries of Landlord’s employees and agents for time not devoted to the Property, (ii) sales, rental and leasing commissions, (iii) expenditures for capital improvements and replacements not described above, (iv) amortization payments to Landlord’s Mortgagees, (v) costs of any work, service or facilities performed for or furnished to any tenant at such tenant’s expense, and (vi) costs of any items to the extent Landlord is reimbursed by insurance or condemnation proceeds, tenants or third parties.

C.	HVAC Electrical Costs. The costs and expenses incurred during normal business hours (8:00 a.m. --6:00p.m., Mon-Fri) of electrical service to the HVAC system(s) serving the floor(s) of the Building on which the Premises is located are referred to herein as the “HVAC Electrical Costs”, and shall be billed by Landlord to Tenant (and any other tenants occupying the same floor as the Premises) as Additional Rent. The costs and expenses of electrical service to the HVAC system(s) serving the floor(s) of the Building on which the Premises is located, and which are incurred at any time other than normal business hours (as defined, above), are referred to herein as the “After Hours HVAC Electrical Costs”, and, if and when such costs are incurred by Tenant, shall be billed by Landlord to Tenant as Additional Rent as set forth in Section 3.02(C), below

D.	Estimate of Tenant’s share of Operating Expenses; Tenant’s Floor Share of HVAC Electrical Costs. Landlord will deliver to Tenant a reasonably detailed estimate of the following for each calendar year of the Term: (a) Property Taxes, (b) Operating Expenses and (c) the annual and monthly Additional Rent attributable to Tenant’s share of Operating Expenses. Landlord shall not be required to deliver an estimate of Tenant’s Floor Share of HV AC Electrical Costs. Landlord may reasonably re-estimate the amount of Operating Expenses from time to time during the term but no more than twice in any calendar year. In such event, Landlord will also re-estimate the monthly Additional Rent attributable to Tenant’s share of Operating Expenses in an amount sufficient to pay the re-estimated annual amount over the balance of the calendar year. Landlord will deliver notice of such re-estimation to Tenant and Tenant shall pay the re-estimated monthly amount. Common area charges are currently estimated to be $9.65 per square foot (plus sales tax).

E.	Confirmation of Tenant’s share of Operating Expenses. After the end of each calendar year, Landlord will determine the actual amount of the Operating Expenses and the Tenant’s share of the Operating Expenses for the expired calendar year and deliver a written statement of the amount to the Tenant. If Tenant paid less than the amount specified in the statement Tenant shall pay such difference as Additional Rent within 15 days of receipt of such statement. If Tenant has paid more than the amount specified in the statement Landlord shall credit the excess amount to the next due monthly installment or installments of Additional Rent. The obligations of Landlord and Tenant hereunder shall survive the termination and/or natural expiration of this Lease.

2.03. Security Deposit and Prepaid Rent. Upon execution hereof, Tenant shall pay to Landlord the first month’s Base Rent and Additional Rent in the amount of Twelve Thousand Thirty-Four Dollars and 28/100 ($12,034.28) which includes applicable sales, use, or occupancy tax of 6.5%. In addition, Tenant shall be required to pay last month of rent ($12,034.28) on the Possession Date to be held by Landlord as a security deposit. In the event that the annual Base Rent or Additional Rent is increased as herein provided, Tenant agrees to pay Landlord an amount sufficient to cause the security deposit to equal the amount of then current monthly installments of Base Rent and Additional Rent. If Tenant defaults Landlord may, after giving five (5) days advance notice to Tenant, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure Assignee’s default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, pay Landlord the amount used to restore the Security Deposit to its original amount. Landlord may mix the Security Deposit with its own funds. Any part of the Security Deposit not used by Landlord as permitted by this paragraph shall be returned to Tenant, without interest, upon the later of (i) within thirty (30) days after the Lease ends or (ii) March 1” of the year following the date the Lease ends.

SECTION 3–AFFIRMATIVE OBLIGATIONS

3.01. Compliance with Laws. On the Commencement Date and during the Term, the Tenant’s use of the Premises shall comply with all applicable laws, ordinances, rules, and regulations of governmental authorities (Applicable Laws).

3.02. Services and Utilities.

A.	Services. Landlord shall provide at its expense, subject to reimbursement under paragraph 2.02:

(i)	Potable water and sewer service sufficient for drinking, lavatory, toilet, and ordinary cleaning purposes to be drawn from approved fixtures in the Premises;

(ii)	Replacement of lighting tubes, lamp ballasts, and bulbs exterior to the Premises only;

(iii)	Extermination and pest control when necessary; and

(iv)	Maintenance of common areas in a manner comparable to other similar Properties in the Naples area. The maintenance shall include cleaning, illumination, repairs, replacements, lawn care, and landscaping.

(v)	Common trash dumpster for non-hazardous waste.

B.	Individual Utilities. Tenant will pay all utility expenses of the Premises, which are separately metered, and any utilities (other than HV AC Electrical Costs and After• Hours HVAC Electrical Costs) not separately metered will be included in reimbursable costs of Landlord for common expenses as set forth above. If requested by Landlord, Tenant shall obtain an annual HVAC main tenance contract and provide a copy to Landlord at the start of each year of the Term and Option Term, as such may apply. Tenant shall provide and pay for Tenant’s medical waste and Hazardous Materials disposal.

C.	Excess Utility Use; Tenant’s Obligation to Pay for Extra Use. Tenant shall not place or operate in the Premises any electrically operated equipment or other machinery not consistent with Tenant’s permitted use of the Premises. Tenant shall exercise due care and prudence in the use of utilities at all times. Tenant acknowledges that Landlord has installed (or will install) an electrical sub-metering system that enables the Landlord to determine the additional costs attributable to business activities occurring at the Premises during non-customary business hours. If Landlord incurs After Hours HV AC Electrical Costs resulting from Tenant’s use of the Premises during periods other than 8:00 a.m. through 6:00 p.m. (M-F) (excluding national holidays) then Tenant shall reimburse Landlord for that portion of the costs which are attributable to Tenant’s additional use during non-customary business hours. Landlord shall have the right to periodically (but not more frequently than monthly) submit to Tenant a statement itemizing the additional use and costs thereof and Tenant shall pay such sums to Landlord (plus sales tax) as Additional Rent, with the next rent payment due hereunder.

D.	Interruption of Services. Landlord does not warrant that any services Landlord supplies will not be interrupted. Services may be interrupted because of accidents, repairs, alterations, improvements, or any reason beyond the reasonable control of Landlord. Interruptions outside the control of Landlord shall not; (a) be considered an eviction or disturbance of Tenant’s use and possession of the Premises; or (b) make Landlord liable to Tenant for damages; or (c) abate Base Rent or Additional Rent; or (d) relieve Tenant from performing Tenant’s Lease obligations.

3.03. Repairs and Maintenance.

A.	Tenant’s Care of Premises. Tenant shall:

(i)	keep the Premises and fixtures in good order, condition and repair (including any such maintenance, replacement and restoration as is required for that purpose) the leased Premises and every part thereof and any and all appurtenances thereto wherever located, including, but without limitation, the exterior and interior portion of all doors, door checks, windows, plate glass, all plumbing and sewage facilities within the leased Premises, fixtures, replacement of HVAC filters (unless such responsibility is assumed by the Landlord, at the Landlord’s discretion) and, in the event electricity is separately metered to the Premises, electrical systems serving the leased Premises (whether or not located in the leased Premises), fire sprinkler heads and distribution system installed by Tenant or contractors employed by Tenant, walls, floors and ceilings, and any work performed by Tenant; and

(ii)	make repairs and replacements to the Premises or Building needed because of Tenant’s misuse or primary negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance or the insurance Landlord is required to carry under Section 5, whichever is greater.

B.	Landlord’s Repairs. Except for repairs and replacements that Tenant must make under paragraph 3.03(A), Landlord shall keep and maintain the foundation, exterior walls and roof of the building (including building fixtures and equipment), common areas in which the leased Premises are located and the structural portions of the leased Premises which were installed by Landlord or contractors employed by Landlord, exclusive of interior and exterior doors, door frames, door checks, windows, and window frames, in good repair except that Landlord shall not be called upon to make any such repairs occasioned by the act or neglect of Tenant, its agents, employees, invitees, licensees or contractors. Landlord shall make the repairs and replacements to maintain the Building in a condition comparable to other first-class office buildings in the Naples area. Landlord shall be responsible for maintaining air conditioning equipment and replacing as reasonably needed compressors, condensers, and air handlers relating to the air conditioning equipment, which costs will be borne by Tenant.

C.	Surrendering the Premises. Upon the termination of the lease, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for ordinary wear and tear.

On surrender, Tenant shall remove from the Premises its personal property, trade fixtures, and any alterations required to be removed under paragraph 4.01 and repair any damage to the Premises caused by the removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal, minus any revenues received by Landlord for their disposal. Tenant’s Security Deposit may be withheld by Landlord, at Landlord’s sole and absolute discretion, for reimbursement of such removal and disposal costs including any related repairs to bring the Premises to the condition required at surrender per this lease.

D.	Landlord’s Performance of Tenant Repairs. Thirty (30) days after written notice to Tenant, Landlord may make any repairs Tenant is required to make but does not make, and charge Tenant for 110% of the cost of the repair. Landlord may make emergency repairs without notice under this provision.

SECTION 4- NEGATIVE OBLIGATIONS

4.01. Alterations.

A.	Definitions. “Alterations” means alterations, additions, substitutions, installations, changes, and improvements, but excludes minor decorations.

B.	Consent. Tenant shall not apply for permits nor commence to make Alterations without the Landlord’s approval of Tenant’s plans acknowledged by advance written consent. Landlord’s consent shall not be unreasonably withheld or unduly delayed for nonstructural interior Alterations to the Premises that do not adversely affect the Building’s appearance, value, and structural strength. Landlord’s written consent shall identify alterations to be removed at the end of the term. Repair of damage from such removal shall be at Tenant’s expense.

(i)	The Alterations shall be performed and completed

(a)	in accord with the Landlord approved plans and specifications, which shall be prepared consistent with Landlord’s build-out standards attached as Exhibit “E”,

(b)	in a workmanlike manner,

(c)	in compliance with all applicable laws, regulations, rules, ordinances, and other requirements of governmental authorities,

(d)	using new materials and installations at least equal in quality to the original Building materials and installations,

(e)	by not disturbing the quiet possession of the other tenants,

(f)	with due diligence;

(ii)	Tenant shall use workers and contractors who Landlord approves in writing; which approval shall not be unreasonably withheld or unduly delayed;

(iii)	Tenant shall modify plans and specifications because of reasonable conditions set by Landlord after reviewing the plans and specifications;

(iv)	Tenant’s contractors shall carry builder’s risk insurance in an amount then customarily carried by prudent contractors and workers’ compensation insurance for its employees in statutory limits and Tenant shall supply copies of all such policies to Landlord prior to commencing work;

()	If the Alteration’s estimated cost exceeds $10,000, Tenant shall supply a lien and completion bond, bank letter of credit, or other security satisfactory to Landlord, in an amount equal to the estimated cost to insure Landlord against construction liens and assure completion of the Alterations;

(vi)	Tenant shall give Landlord at least fifteen (15) days advance notice before beginning any Alterations so that Landlord may post or record notices of non-responsibility;

(vii)	Tenant shall give Landlord a complete set of as-built drawings and a data disk of the CAD plans file of the Alterations within 30 days after the Alterations are complete; and

(viii)	Upon request of Landlord, Tenant shall remove Alterations not shown in the approved plans and repair any damage from removal by the date the Initial Lease Term ends or Option Lease Term ends, if any, whichever is later.

C.	Payment and Ownership of the Alterations. Alterations made under this paragraph shall be at Tenant’s expense. The Alterations shall belong to Landlord when this Lease ends.

4.02. Assignment and Subleasing.

A.	Consent Required. Tenant shall not list or otherwise publicly advertise the Premises for assignment or subletting or transfer, assign, sublet, mortgage or otherwise encumber all or any part of the Premises without Landlord’s prior written consent, which consent may be withheld in prior Landlord’s sole and absolute discretion.

B.	Procedure.

(i)	Tenant must provide Landlord in writing:

(a)	the name and address of the proposed subtenant or assignee;

(b)	the nature of the proposed subtenant’s or assignees business it will operate in the Premises;

(c)	the terms of the proposed sublease or assignment; and

(d)	reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee.

(ii)	Landlord shall, withinten (10) business days after receiving the information under this sub-paragraph 4.02(B), give notice to Tenant to permit or deny the proposed sublease or assignment.

C.	Conditions. Subleases and Assignments by Tenant are also subject to:

()	The terms of this Lease;

(ii)	The term of a sublease shall not extend beyond the later of the Term or the Option Term, if exercised;

(iii)	Tenant and any guarantors shall remain liable for all Lease obligations and additional guarantors may be required;

(iv)	50% of any rental paid by any sublessee (or, with respect to any assignment, any additional consideration paid by any assignee) in excess of the rental paid by Tenant hereunder for such subleased space, shall be paid to the Landlord as Additional Rent under this lease.

(v)	Consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases.

4.03 Signage. Landlord will provide, (a) one (1) building standard tenant identification sign adjacent to the entry door of the Premises, and (b) one (I) initial standard building directory listing. In addition to the foregoing, and so long a Tenant is open and operating in the Premises, Subject to approval by authorities having jurisdiction Landlord will allow one building facade sign. Attached hereto as Exhibit “F” is a diagram depicting an agreed upon sign for Tenant, including dimensions and location. However, the cost ofthe facade signage shall be paid for by Tenant. Tenant will not place or allow to be placed any sign, decoration, window treatment, lighting or advertising matter ofany kind that is visible from the exterior of the Premises other than as approved in writing by the Landlord. The placement of any of the foregoing items in violation may be immediately removed by Landlord at Tenant’s expense. Al! facade signage installed by or for the benefit of Tenant shall be removed from the facade and the facade restored to match the surrounding condition and finishes by Tenant and at the Tenant’s sole cost, upon the earlier of (i) the end of the Lease Term, or (ii) such time that Tenant is not conducting business on a day• to-day basis at the Premises. Tenant’s obligation to remove the foregoing signage shall survive the termination or natural expiration ofthis Lease.

SECTION 5- INSURANCE

5.01. Insurance.

Landlord’s Building Insurance. Landlord shall keep the Building insured against damage and destruction by fire, earthquake, vandalism, and other perils in the amount of the full replacement value of the Building, as the value may exist from time to time. The insurance shall include an extended coverage endorsement of the kind required by an institutional lender to repair and restore the Building.

Property Insurance. Each party shall keep its personal property and trade fixtures in the Premises and Building insured with “all risks” insurance in an amount to cover one hundred (100) percent of the replacement cost of the property and fixtures. Tenant shall also keep any non-Building-standard improvements made to the Premises by the Tenant insured to the same degree as Tenant’s personal property.

A.	Liability Insurance. Each party shall maintain in effect worker’s compensation insurance as may be required by law and contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum single limit of general liability of one million dollars ($1,000,000.00) per occurance and two million dollars ($2,000,000.00) aggregate for personal injuries or deaths of persons occurring in or about the Building and Premises.

B.	Waiver of Subrogation. Each party waives claims arising in any manner in its (Injured Party’s) favor and against the other party for loss or damage to Injured Party property located within or constituting a part or all of the Building. This waiver applies to the extent the loss or damage is covered by: (i) the Injured Party’s insurance; or (ii) the insurance the Injured Party is required to carry under Section 5, whichever is greater. The waiver also applies to each party’s directors, officers, employees, shareholders, and agents. The waiver does not apply to claims caused by a party’s willful misconduct.

E.	Increase in Insurance. The amounts of coverage required by this Lease are subject to review by Landlord at the end of each calendar year. At each review, if necessary to maintain the same level of coverage that existed on the Commencement Date, the amounts of coverage may be increased at Landlord’s election.

F.	Insurance Criteria. Insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state of Florida with general policyholder’s ratings of at least A and a financial rating of at least XI in the most current Best’s Insurance Reports available on the date in paragraph 1.01. If the Best’s ratings are changed or discontinued, the parties shall agree to an equivalent method of rating insurance companies; (ii) name the non-procuring party as an additional insured as its interest may appear; other landlords or tenants may also be added as additional insureds in a blanket policy; (iii) provide that the insurance not be canceled or materially changed in the scope or amount of coverage unless thirty (30) days’ advance notice is given to the non-procuring party; (iv) be primary policies - not as contributing with, or in excess of, the coverage that the other party may carry; (v) be permitted to be carried through a “blanket policy” or “umbrella” coverage; and (vi) be maintained during the entire Term and any extension Terms.

G.	Evidence of Insurance. By the Commencement Date and upon each renewal of its insurance policies, each party shall give certificates of insurance to the other party. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in paragraph 5.0l(F). The policies shall be renewed or replaced and maintained by the party responsible for that policy. If either party fails to give the required certificate within thirty (30) days after notice of demand for it, the other party may obtain and pay for that insurance and receive reimbursement from the party required to have the insurance.

5.02. Indemnification.

A.	Tenant’s Indemnity. Tenant indemnifies, defends, and holds Landlord harmless from claims: (i) for personal injury, death, or property damage; (ii) for incidents occurring in or about the Premises or Building; and (iii) caused by the negligence or willful misconduct of Tenant, its agents, employees, or invitees.

When the claim is caused by the joint negligence or willful misconduct of Tenant and Landlord or Tenant and a third party unrelated to Tenant, except Tenant’s agents, employees, or invitees, Tenant’s duty to defend, indemnify, and hold Landlord harmless shall be in proportion to Tenant’s allocable share of the joint negligence or willful misconduct.

B.	Landlord’s Indemnity. Landlord indemnifies, defends, and holds Tenant harmless from claims: (i) for personal injury, death, or property damage; (ii) for incidents occurring in or about the Premises or Building; and (iii) caused by the negligence or willful misconduct of Landlord, its agents, employees, or invitees.

When the claim is caused by the joint negligence or willful misconduct of Landlord and Tenant or Landlord and a third party unrelated to Landlord, except Landlord’s agents, employees, or invitees, Landlord’s duty to defend, indemnify, and hold Tenant harmless shall be in proportion to Landlord’s allocable share of the joint negligence or willful misconduct.

C.	Release of Claims. Notwithstanding paragraphs 5.02(A) and (B), the parties release each other from any claims either party (Injured Party) has against the other. This release is limited to the extent the claim is covered by the Injured Party’s insurance or the insurance the Injured Party is required to carry under Section 5, whichever is greater.

5.03. Environmental Liabilities. Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

A.	“Environmental Law” means any federal, state or local law, statute, ordinance, rule, regulation, judgment or order concerning environmental quality, health, environmental hygiene or safety and/or the protection of, or regulation of the discharge of Hazardous Materials into the air, ground or water, including without limitation, the Resource Conservation and Recovery Act of l976, 42 U.S.C. Section 6901 et.. (“RSCReA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C., Section 9601 et. seq. “CERCLA”, and the Hazardous Materials Transportation Act, U.S.C. Section 1801, et. seq. “HMTA”, as all ofthe foregoing shall be amended from time to time, and all rules, regulations and guidelines promulgated or adopted pursuant thereto.

B.	“Hazardous Materials” means and includes (i) those substances included within the definitions of “hazardous substances”, “hazardous materials”, “hazardous waste”, “toxic substances”, “solid waste”, “pollutants” or “contaminants” in CERCLA, RCRA, and HMTA, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) any substance the presence of which on the Property is prohibited or regulated by any Environmental Law, (v) any petroleum, including crude oil, petroleum hydrocarbons, or and fraction thereof, and all other petroleum-based products, (vi) underground storage tanks, (vii) any natural gas or natural gas product, (viii) urea formaldehyde foam insulation, (ix) freon and other chlorofluorocarbons, and (x) any other substance which by any Environmental Law requires special handling or notification of any federal, state or local governmental entity in its collection, storage, treatment or disposal.

C.	“Hazardous Materials Contamination” means dumping, discharging, disposal, release, seepage, emission, leakage, use, manufacture and/or generation of Hazardous Materials into, from, under, above, around, at, in, or onto, or the contamination of () the Premises, (ii) the Common Areas, (iii) any portion of the office building property, (iv) any groundwater, air or other elements under, above, around, at, in or on the Premises, or (v) any other property, as a result of Hazardous Materials at any time (whether before or after the date of this Lease) emanating from the Property.

5.03.1 Tenant covenants that it shall not cause, nor suffer or permit any tenant party to cause, any Hazardous Materials to be dumped, placed, stored, manufactured, generated, held, used, located, leaked, discharged, released, seeped, emitted or disposed of into, from, on under, above, around, in or at the Property, the Common Areas for the office building Property or any part thereof, without the prior written consent of Landlord; provided, however. that landlord hereby consents to Tenant’s proper storage (in incidental quantities) and proper use on the Property of those supplies which are commonly and routinely used for general office purposes, such as copier toner, liquid paper, glue, ink and common household cleaning materials, and in connection with Tenant’s intended use of the Property, provided such storage and use comply with all laws regulating any such supplies, including, without limitation, all Environmental Laws. Upon the Termination Date, Tenant shall remove from the Property and all other portions of the office building Property, at its sole cost and expense, any and all Hazardous Materials (including any equipment or systems containing Hazardous Materials). Tenant shall provide written notice to Landlord immediately upon Tenant’s acquiring knowledge of the improper or possible improper use, presence or storage of any Hazardous Materials at, under, above, around, in or on the Property or the office building Property or any Hazardous Materials Contamination and shall include with such notice all other information and materials relating thereto. Upon any breach of the first sentence of this Section 5.03.1, Tenant shall promptly comply with all Environmental Laws requiring the removal, treatment and/or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Landlord with satisfactory evidence of such compliance.

5.03.2 Landlord shall have the right, but not the obligation, without in any way limiting landlord’s other rights and remedies under this lease and without liability to Tenant, to enter upon the Premises and/or to take such other actions as it deems necessary or advisable to investigate, clean up, remove, resolve or minimize the impact of, or otherwise deal with, any actual or suspected breach by Tenant of its obligations under this Section 5.03. All costs and expenses incurred by Landlord in the exercise of its rights under this Section 5.03 in the event of such an actual breach shall be payable by Tenant as Additional Rent within ten (10) days following written demand therefore.

5.03.3 Tenant shall defend, indemnify and hold harmless Landlord, all Landlord Mortgagees, all subsequent tenants of the Property, and all future owners of Landlord’s interest in the office building Property or any portion thereof, and each of their successors, assignees, heirs, executors, administrators and personal representatives (together with the members, partners, officers, directors, shareholders, agents and employees of each of the foregoing) for, from and against any and all claims, judgments, dam ages, penalties, fines, costs, liabilities and losses, including, without limitation, diminution in the value of the Property or the office building Property, remediation expenses, damages for the loss or restriction of use or rentable or useable space or of any amenity of the Property, the Comm on Areas or any other portion of the Property, sums paid in settlement of claims, attorney fees, consultant fees, expert fees and costs of investigation which arise during or after the Term directly or indirectly from the Tenant’s breach of its obligations under this Section 5.03.

5.03.4 The provisions of this Section 5.03 shall survive the expiration or early termination of this Lease.

5.03.5 Limitation of Landlord’s Liability.

A.	Transfer of Premises. If the Building is sold or transferred, voluntarily or involuntarily, Landlord’s Lease obligations and liabilities accruing after the transfer shall be the sole responsibility of the new owner.

B.	Liability for Money Judgment. If Landlord, its employees, officers, or partners are ordered to pay Tenant a money judgment because of Landlord’s default, then, Tenant’s remedy to satisfy the judgment shall be first to Landlord’s interest in the Building including the rental income and proceeds from sale and thereafter to other interests of the Landlord.

SECTION 6-RESTORATION

6.	A.	Insured, Minor Damage

Subject to the provisions of Sub-sections 6B and 6C hereof, if at any time during the term of this Lease, the Premises are destroyed or damaged and: () such damage is not “substantial” (as hereinafter defined), and (ii) such damage was caused by a casualty required to be insured against under Subparagraph 5.0lA. hereof, the Landlord shall commence the repair of such damage within ninety (90) days after the date of occurrence of such damage, and this Lease shall continue in full force and effect.

B.	Non-Insured or Major Damage

Subject to the provisions of Sub-section 6.C. hereof, if at any time during the term of this Lease, the Premises are destroyed or damaged and either (i) such damage was caused by a casualty not required to be insured against under Sub-section 5.01A. hereof, or (ii) such damage is “substantial” (as hereinafter defined) then Landlord, at its sole option, shall either (i) commence the repair of such damage at Landlord’s expense, in which event this Lease shall continue in full force and effect, or (ii) cancel and terminate this Lease as of the date of the occurrence of such damage by giving Tenant written notice of its election to do so within sixty (60) days after the date of occurrence of such damage.

C.	Damage Near End of Term

If the Premises are destroyed or damaged during the last eighteen (18) months of the original term of this Lease or any renewal or extensions of this Lease and the estimated cost of repair exceeds ten percent (10%) of the minimum rent then remaining to be paid by Tenant for the balance of the term, Landlord may at its option cancel and terminate this Lease as of the date of occurrence of such damage by giving written notice to Tenant of its election to do so within sixty (60) days after the date of occurrence of such damage. If Landlord shall not so elect to terminate this Lease, the repair of such damages shall be governed by Sub-section 6.A. or Sub-section 6.B. hereof, as the case may be.

D.	Abatement of Rent; Tenant’s Remedies

(1) If the Premises are destroyed or damaged and Landlord repairs or restores them pursuant to the provisions of this Paragraph, Tenant shall continue the operation of its business in the Premises to the extent reasonably practicable from the standpoint of prudent business management, and the minimum rent and additional rent payable for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired, but only to the extent of any proceeds received by Landlord from the rent abatement insurance described in Sub-section 5.01A. hereof. There shall be no abatement of the percentage rent. Tenant shall have no claim against Landlord for any damage suffered by Tenant by reason of such damage, destruction, repair or restoration and Landlord shall not be liable to Tenant for any interruption to Tenant’s business or for damage to or replacement or repair of Tenant’s property or to any leasehold improvements installed in the Premises by or on behalf of Tenant.

(2) If the Landlord shall be obligated to repair or restore the Premises under the provisions of this Paragraph and shall not commence such repair or restoration within ninety (90) days after such obligation shall accrue, Tenant may at its option, as its sole and exclusive remedy against Landlord, cancel and terminate this Lease as of the date of occurrence of such damage by giving Landlord written notice of its election to do so at any time prior to the commencement of such repair or restoration.

E.	Reconstruction of Improvements

In the event of any reconstruction of the Premises under this Paragraph 6, said reconstruction shall be in strict conformity with the original Polaris Center shell building construction plans (prepared by Schenkel Schultz Architecture Commission #0520-403) and Tenant’s plans of Alterations originally approved by Landlord and to the extent of the work as therein set forth as work to be done by Landlord and work to be done by the Tenant. Landlord’s obligation to reconstruct the Premises shall be only to the extent of the work as described in the original Polaris Center shell building construction plans. Tenant, at its sole cost and expense, shall be responsible for the repair and restoration of all items as set forth in Tenant’s plans of Alterations originally approved by Landlord and the replacement of its stock in trade, trade fixtures, furniture, furnishings and equipment and merchandise hereof promptly upon delivery to it of possession of the Premises and shall diligently pursue, in a workmanlike manner, such repair, restoration and replacement to completion.

F.	Termination

Upon any termination of this Lease under any of the provisions of this Paragraph 6, the Landlord and Tenant shall be released from this Lease without further obligations to the other party coincident with the surrender of possession of the Premises to the Landlord except for items which have accrued and remain unpaid as of the termination date. In the event of termination for reason of damage by fire or other perils covered by Tenant’s Fire and Extended Coverage insurance under Sub-section 5.0lB. hereof, or in the event that Tenant fails to reopen for business within the Premises for any reason after Landlord has completed its repairs, all such proceeds covering the items as set forth in Tenant’s plans of Alterations originally approved by Landlord and Tenant’s leasehold improvements, but excluding proceeds for trade fixtures, merchandise, signs and other personal property, shall be disbursed and paid to the Landlord.

G.	Definitions

(1) For the purpose of this Paragraph, “substantial” damage to the Premises shall be deemed to be damage, the estimated cost of repair of which exceeds one-fourth (114th) of the then estimated replacement cost of the Building of which the Premises are a part.

(2) The determination in good faith by Landlord of the estimated cost of repair of any damage and/or of the estimated replacement cost of any building shall be conclusive for the purpose of this Paragraph.

SECTION 7-DEFAULT

7.01. Tenant’s Default.

A.	Defaults. Each of the following constitutes a default (Default):

(i)	Tenant’s failure to pay any sum required to be paid hereunder by Tenant, or to maintain any insurance coverage required to be maintained hereunder by Tenant, within seven (7) days after Tenant receives notice from Landlord of Tenant’s failure to pay same;

(ii)	Tenant’s failure to pay Base Rent or Additional Rent by the due date, at any time during a calendar year in which Tenant has already received one written notice of its failure to pay Base Rent or Additional Rent by the due date;

(iii)	Tenant’s failure to perform or observe any other Tenant obligation after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure, after it receives written notice from Landlord setting forth in reasonable detail the nature and extent of the failure;

(iv)	Tenant’s abandoning or vacating the Premises if theretofore or thereafter Tenant fails to timely pay the Base Rent and Additional Rent by the due date;

(v)	Tenant’s failure to vacate or stay any of the following within ninety (90) days after they occur:

(a)	a petition in bankruptcy is filed by or against Tenant;

(b)	Tenant is adjudicated as bankrupt or insolvent;

(c)	a receiver, trustee, or liquidator is appointed for all or a substantial part of Tenant’s property; or

(d)	Tenant makes an assignment for the benefit of creditors.

7.02. Landlord’s Remedies.

A.	Remedies. Landlord shall be entitled to all remedies given in this Lease or under the law and may do any one or more of the following if Tenant commits a Default under paragraph 7.01. In the event of any default by the Tenant under this Lease, the Landlord may, at its option and without limiting any other right or remedy: () terminate this Lease, (ii) consider this Lease to be in full force and effect, (iii) accelerate all rent and other amounts to become due hereunder; and/or (iv) relet the Premises under the terms and conditions as described hereafter.

In the event the Landlord elects to terminate this Lease upon breach by the Tenant, Landlord shall give to Tenant written notice of his intention and within fifteen (15) days of said notice, Tenant shall vacate the Premises. If this Lease is terminated by Landlord by virtue of Tenant’s default the Landlord shall be entitled to recover from Tenant all delinquent rent payments, costs of obtaining possession, cost of repairs and alterations and obligations accrued hereunder through the termination hereof including any court costs and reasonable attorneys’ fees occasioned by the enforcement of this Lease.

In the event the Landlord elects to consider this Lease in full force and effect upon Tenant’s default, said election shall not be considered a waiver of Landlord’s right to terminate this Lease. The Tenant shall continue to pay the rent when due and comply with all the terms and conditions due hereunder. The Tenant shall be liable to the Landlord for any damages occasioned by Tenant’s default hereunder including cost of enforcement and reasonable attorneys’ fees.

In the event Tenant defaults for a period of thirty (30) days, and/or defaults in its obligations hereunder, Landlord may immediately, or any time thereafter, re-enter and take possession of the Premises and to take, operate or relet the same in whole or in part for the account of the Tenant at such rental and on such agreement and conditions as the Landlord in good faith may deem proper. Landlord shall receive all proceeds and rent accruing from such operation or reletting of the Premises and shall apply the same first to payment of all costs and expenses incurred by Landlord in obtaining possession and in the operation or reletting of the Premises, including reasonable attorneys’ fees, commissions and collection fees and any alterations or repairs reasonably necessary to enable Landlord to operate or relet the Premises and to the payment of all such amounts as may be due or become payable by Tenant under the provisions of this Lease, and the balance remaining shall be paid over to Tenant. In the event the proceeds or rentals received by the Landlord under the provisions of this Section are insufficient to pay all costs and expenses and all amounts due and becoming due hereunder, the Tenant shall pay to the Landlord on demand such deficiency as from time to time occur or exist. Provided, however, in any event, Landlord shall not be required to initiate or pursue reletting of the Premises. In any event, and whether not the Premises or any part thereof is relet, Tenant shall pay to Landlord all such amounts required to be paid by Tenant up to the time ofre-entry by Tenant, and thereafter, Tenant shall, if required by Landlord, pay to Landlord until the end of the Lease an equivalent of the amount of all base rent and additional rent and other charges required to be paid by Tenant under the terms hereof, less the proceeds, if any, of such reletting after payment of the expenses of Landlord as aforesaid, and the same shall be due and payable on the first day of each calendar month during the balance of the term of the Lease.

Landlord shall have the right, but not the obligation, to remedy any default of Tenant not remedied by Tenant within any applicable cure period provided herein, without waiving the right to proceed against Tenant for such default.

Any waiver of a previous default shall not constitute a waiver of a subsequent default. In the event Tenant is in default, Landlord may accept partial or complete payments of Tenant’s outstanding indebtedness without releasing or waiving Landlord’s right to collect the balance of such indebtedness or to continue to declare Tenant in default.

7.03. Landlord’s Default. Landlord’s failure to perform or observe any of its Lease obligations after a period of thirty (30) days or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure after receiving notice from Tenant is a Default. The notice shall give in reasonable detail the nature and extent of the failure and identify the Lease provision(s) containing the obligation(s). After Tenant receives notice of a Mortgagee’s name and address and request for notice upon Landlord’s Default, Tenant shall provide the notice required by this paragraph to the Mortgagee at the same time Tenant gives notice to Landlord.

If Landlord commits a Default, Tenant may pursue any remedies given in this Lease or under the law.

SECTION 8 - NON-DISTURBANCE

8.01. Subordination.

A.	Mortgages. Subject to paragraph 8.0l(B), this Lease is subordinate to prior or subsequent mortgages covering the Building or the Land.

B.	Foreclosures. If any mortgage is foreclosed, then:

(i)	This Lease shall continue;

(ii)	Tenant’s quiet possession shall not be disturbed if Tenant is not in Default;

(iii)	Tenant will attom to and recognize the mortgagee or purchaser at foreclosure sale (Successor Landlord) as Tenant’s landlord for the remaining Term; and

(iv)	The Successor Landlord shall not be bound by:

(a)	any payment of Rent or Additional Rent for more than one month in advance, except the Security Deposit and free rent, if any, specified in the Lease,

(b)	any amendment, modification, or ending of this Lease without Successor Landlord’s consent after the Successor Landlord’s name is given to Tenant unless the amendment, modification, or ending is specifically authorized by the original Lease and does not require Landlord’s prior agreement or consent, and

(c)	any liability for any act or omission of a prior Landlord.

C.	Self-Operating. Section 8.01 is self-operating. However, Tenant shall promptly execute and deliver any documents requested by Landlord to confirm the provisions of this Section.

8.02. Estoppel Certificate.

A.	Obligation. Either party (Answering Party) shall from time to time, within ten (10) business days after receiving a written request by the other party (Asking Party), execute and deliver to the Asking Party a written statement. This written statement, which may be relied upon by the Asking Party and any third party with whom the Asking Party is dealing shall certify: (i) the accuracy of the Lease document; (ii) the Commencement and Ending Dates of the Lease; (iii) that the Lease is unmodified and in full effect or in full effect as modified, stating the date and nature of the modification; (iv) whether to the Answering Party’s knowledge the Asking Party is in default or whether the Answering Party has any claims or demands against the Asking Party and, if so, specifying the Default, claim, or demand; and (v) to other correct and reasonably ascertainable facts that are covered by the Lease terms.

B.	Remedy. The Answering Party’s failure to comply with its obligation in paragraph 8.02(A) shall be a Default. Notwithstanding paragraphs 7.0l(A)(iii) and 7.03, the cure period for this Default shall be five (5) business days after the Answering Party receives notice of the Default.

8.03. Quiet Possession. Landlord warrants that it owns the Building. If Tenant is not in default, and subject to the Lease terms and the above encumbrances, Landlord warrants that subsequent to the Possession Date, Landlord will not disturb Tenant’s peaceable and quiet enjoyment of the Premises.

SECTION 9- LANDLORD’S RIGHTS

9.01. Rules.

A.	Rules. Tenant, its employees and invitees, shall comply with the Rules attached as Exhibit “C”, as amended from time to time.

B.	Conflict with Lease. If a Rule issued under paragraph 9.0l(A) conflicts with or is inconsistent with any Lease provision, the Lease provision controls.

9.02. Construction Liens.

A.	Discharge Lien. Tenant shall, within ten (10) days after receiving notice of any construction lien for material or work claimed to have been furni shed to the Premises on Tenant’s behalf and at Tenant’s request: (i) discharge the lien; or (ii) post a bond equal to the amount of the disputed claim with companies reasonably satisfactory to Landlord.

B.	Landlord’s Discharge. If Tenant does not discharge the lien or post the bond within the ten (10) day period, Landlord may pay any amounts, including interest and legal fees, to discharge the lien. Tenant shall then be liable to Landlord for the amounts paid by Landlord.

C.	Consent not Implied. Paragraph 9.02 is not a consent to subject Landlord’s property to these liens.

9.03. Right to Enter.

A.	Permitted Entries. Landlord and its agents, servants, and employees may enter the Premises at reasonable times, and at any time if an emergency, without charge, liability, or abatement of Rent, to: (i) examine the Premises; (ii) make repairs, alterations, improvements, and additions either required by the Lease or advisable to preserve the integrity, safety, and good order of part or all of the Premises or Building; (iii) comply with Applicable Laws under paragraph 3.01; (iv) show the Premises to prospective lenders or purchasers and during the ninety (90) days immediately before this Lease ends to prospective tenants; and (v) remove any Alterations made by Tenant in violation of paragraph 4.01.

9.04. Holdover.

A.	Holdover Status. If Tenant continues occupying the Premises after the Term ends (Holdover) then Tenant shall pay by the first day of each month one hundred fifty percent ( 15 0%) of the amount of Rent and Additional Rent due in the last full month immediately preceding the Holdover period and shall be liable for any damages suffered by Landlord because of Tenant’s Holdover.

9.05 Assigned Parking.

Notwithstanding Tenant’s general right to use the common area serving the Building in conjunction with other Tenant’s of the Building, Tenant acknowledges and agrees that Landlord shall have the right, at its sole and absolute discretion, to designate certain parking spaces for the exclusive use of Landlord, Tenant or other tenants of the Building and/or their officers, directors, employees and invitees. Landlord may lease or grant a license to individuals granting such individuals the exclusive right to use such reserved parking spaces. Any income or monies paid to Landlord and arising out of the leasing or licensing of such parking spaces shall be the sole property of Landlord and Tenant shall have no right or interest therein nor shall such income be used to offset Operating Expenses.

SECTION 10 -- CONDEMNATION

10.01 Notice. If either Landlord or Tenant learns that any portion of the Premises has been or is proposed to be subjected to a “Taking” (as hereinafter defined), such party shall immediately notify the other party of such Taking. A “Taking” means the taking of all or any portion of the Premises or reasonable access thereto as a result of the exercise of the power of eminent domain or condemnation for public or quasi-public use or the sale or conveyance of all or any part of the Premises or any and all access thereto in lieu of or under the threat of condemnation.

10.02 Termination Option on Substantial Taking. If a Taking occurs during a term of this Lease that, in the reasonable judgment of the Tenant, substantially interferes with its use of the Premises (a “Substantial Taking”), the Tenant may, at its option, terminate this Lease as of the date physical possession of any of the Premises subject to such Taking is transferred to the condemning authority (the “Taking Date”) by giving notice to the Landlord within sixty (60) days following the Taking Date.

10.03 Continuation of Lease. If a Taking occurs during a term of this Lease that is not a Substantial Taking, or if a Substantial Taking occurs but Tenant fails to exercise its termination option according to Paragraph 10.02 above, this Lease shall remain in full force and effect according to its terms, except that, effective as of the Taking Date, this Lease shall terminate automatically as to any portion of the Premises taken and the rent payable during the remaining term of this Lease shall be adjusted equitably in proportion to the area taken.

10.04 Reconstruction. If a Taking occurs that is not a Substantial Taking, or if a Substantial Taking occurs but the Tenant fails to exercise its termination option according to Paragraph 10.02 above, then, subject to Section 6.C of this Lease, Landlord shall proceed diligently to repair and restore the Premises not so taken to the condition that existed immediately prior to the Taking or (if the Premises are not capable of being so repaired and restored) as closely to such condition as is possible and the rent payable during the unexpired portion of this Lease shall be adjusted equitably in proportion to the area taken.

10.05 Awards. If any Taking occurs, Landlord shall be entitled to receive all compensation, damages or consideration paid or payable as a result of or in connection with such Taking except that Tenant shall be entitled to any portion of such award or payment that is attributable to the value of any personal property owned by Tenant, to moving and relocation expenses, to damages to Tenant’s business incurred as a result of such Taking, and to the value of any Improvements at the time of such Taking.

SECTION 11 - MISCELLANEOUS

11.01. Broker’s Warranty. The parties warrant that they have negotiated directly with each other and there is no commission payment due on or arising out of this Lease. The party who breaches this warranty shall defend, hold harmless, and indemnify the non-breaching party from any claims or liability arising from the breach.

11.02. Attorneys’ Fees. In any litigation between the parties regarding this Lease, the losing party shall pay to the prevailing party all reasonable expenses and court costs including attorneys’ fees incurred by the prevailing party.

11.03. Notices. Unless a Lease provision expressly authorizes verbal notice, all notices under this Lease shall be in writing and sent by registered or certified mall, postage prepaid, as follows:

To Tenant:
Before Term begins:
Atten: George O’Leary
Naples Women’s Center
1261 Medical Blvd Suite 101
Naples FL 34110

After Term begins:		Attn: George O’Leary
Naples Women’s Center
1265 Creekside Parkway Suite 202
Naples, FL 34108

and

	To Landlord:	Attn: Dan Hall
RES Florida 1265 Holdings, LLC
C/O Krisdan Management, Inc.
1265 Creekside Parkway Suite 210
Naples, FL 34108

	With a copy to:	Attn: John Schmieding
Arthrex,
1370 Creekside Boulevard
Inc.		Naples, FL 34108

Either party may change these persons or addresses by giving notice as provided above. Tenant shall also give required notices to Landlord’s mortgagee after receiving notice from Landlord of the mortgagee’s name and address. Notice shall be considered given and received on the latest original delivery or attempted delivery date as indicated on the postage receipt(s) of all persons and addresses to which notice is to be given.

11.04. Partial Invalidly. If any Lease provision is invalid or unenforceable to any extent, then that provision and the remainder of this Lease shall continue in effect and be enforceable to the fullest extent permitted by law.

11.05. Waiver. The failure of either party to exercise any of its rights is not a waiver of those rights. A party waives only those rights specified in writing and signed by the party waiving its rights.

11.06. Construction. The parties chose this Lease document because it is fair to both parties. Therefore, the parties agree that every provision shall be construed as if both parties were equally responsible for drafting the provision.

11.07 Bankruptcy. The leasehold interest created by this Lease shall not be treated as an asset of Tenant’s or any guarantor’s estate. In the event Tenant, or any guarantor of the Lease, files for protection under the Bankruptcy Laws, Landlord may terminate this Lease upon thirty (30) days notice, provided however, the obligations of Tenant, and any guarantor of the Lease, under the Lease shall be fully forgiven, and further provided, Landlord shall have obtained possession of the Premises within sixty (60) days following the Bankruptcy filing date. Should Landlord elect not to terminate the Lease in accordance herein, Landlord shall be entitled to recover the maximum award permitted for any damages or losses which are suffered from this event.

11.08 Waiver of Jury Trial. The parties (to the fullest extent permitted by law) waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other on any matters arising out of this lease or the relationship of Landlord and Tenant.

11.09 Financial Statement. In the event of a monetary default Landlord may request and Tenant shall timely provide, financial statements of Tenant and any Guarantors hereto. Tenant represents and warrants that the financial statements delivered to Landlord are true and accurate. In the event such financial statements are inaccurate, Tenant shall be in default under this lease. Landlord acknowledges that NWC is a wholly owned subsidiary of HealthLynked Corp, and the quarterly and annual financial reports are of public record.

11.10 Credit Reports. At any time or times during the term of this lease, Landlord may request and obtain from any entity or person chosen by Landlord, in its sole discretion, a credit report evidencing the credit history and credit-worthiness of Tenant and any Guarantors hereto. Tenant hereby waives any and all claims against Landlord, its employees or agents arising from or related to the use “in the ordinary course of business” of including without limitation communication of the information of the same with third parties or confirmation of the same with third parties; said waiver by Tenant shall not be effective in the event the use of such credit information by Landlord, its employees or agents is made in a grossly negligent or willful and wanton manner.

The Tenant acknowledges that the Landlord has requested a credit report previous to or no later than the date of execution of this Lease. The Tenant agrees to provide authorization to obtain credit information within fifteen (15) days of the date of this Lease. Failure to provide this authorization shall constitute a default under this Lease.

Recognizing that the Landlord has not had the opportunity to review the credit history of the Tenant, the obligations of this Lease are contingent upon the Landlord’ss approval of the Tenant’s credit history within thirty (30) days after receipt by the Landlord.

11.11. Binding on Successors. This Lease shall bind the parties’ heirs, successors, representatives, and permitted assigns.

11.12. Governing Law. This Lease shall be governed by the laws of the state of Florida.

11.13. Recording. Recording of this Lease is prohibited.

11.14. Survival of Remedies. The parties’ remedies shall survive the ending of this Lease when the ending is caused by the Default of the other party.

11.15. Time is of the Essence. Time is of the essence as to all the terms of this Lease.

11.16. Entire Agreement. This Lease contains the entire agreement between the parties about the Premises and Building. Except for the Rules for which paragraph 9.0l(A) controls, this Lease shall be modified only by a writing signed by both parties.

11.17 Association Regulations. Tenant understands and agrees that the administration and maintenance of the common areas of Creekside Commerce Park, including the internal roadways and landscape buffers, are a common expense of the Creekside Commerce Park Property Owners’ Association (the “Association”). Tenant understands and agrees that the Association has the right to impose reasonable rules and regulations for the common benefit of members of the Association. Tenant agrees to comply with the Rules and Regulations promulgated from time to time by the Association.

11.18 Lease Guarantee. If Tenant is a wholly owned LLC, the person signing this Lease on behalf of such entity warrants he has full authority to execute this Lease and obligate the wholly owned LLC hereunder, the Corporation owning the LLC will guarantee of ail terms conditions and obligations of Tenant, said guarantee to be attached hereto as Exhibit D.

11.19 Expiration of Offer to Lease. Both parties shall execute this Lease no later than June 15, 2020 or this Lease becomes null and void and neither party has any further claims against the other.

IN WITNESS WHEREOF, the parties have executed and delivered this lease on the date first above written.

Signed sealed and delivered in the presence of:

WITNESSES:	LANDLORD: RES FLORID A 1265 HOLDINGS, LLC, a Florida limited liability company

By: Krisdan Management, Inc,, a Florida

WITNESSES:	TENANT: Naples Women’s Center, wholly owned subsidiary of Health Lynked Corp.

EXHIBIT “A” – PREMISES

EXHIBIT “B” Landlord

Improvements

EXHIBIT C

RULES AND REGULATIONS (page 1 of 4)

General Rules and Regulations. The following rules and regulations govern the use of the “Polaris Center”. Tenant will be bound by such rules and regulations and agrees to cause Tenants Authorized Users, its employees, subtenants, assignees, contractors, suppliers, customers and invitees to observe the same.

1. Except as specifically provided m the Lease to which these Rules and Regulations are attached, no sign, placard, picture, advertisement, name or notice may be installed or displayed on any part of the outside or inside of the building or the POLARI S CENTER without the prior written consent of Landlord. Landlord will have the right to remove, at Tenant’s expense and without notice, any sign installed or displayed in violation of this rule. All approved signs or lettering on doors and walls are to be printed, painted, affixed or inscribed at the expense of Tenant and under the direction of Landlord by a person or company designated or approved by Landlord.

2. If Landlord objects in writing to any curtains, blinds, shades, screens or hanging plants or other similar objects attached to or used in connection with any window or door of the Premises, or placed on any windowsill, which is visible form the exterior of the Premises, Tenant will immediately discontinue such use. Tenant agrees not to place anythin g against or near glass partitions or doors or windows which may appear unsightly from outside the Premises including from within any Interior Common Areas.

3. Tenant will not obstruct any sidewalks, halls, passages, exits, entrances, elevators, escalators, or stairways of the POLARI S CENTER Premises. The halls, passages, exits, entrances, elevators and stairw ays are not open to the general public, but are open, subject to reasonable regulations, to Tenant’s business invitees. Landlord will in all cases retain the right to control and prevent access thereto by all persons whose presence in the reasonable judgment of Landlord would be prejudicial to the safety, character, reputation and interest of the POLARIS CENTER and its tenants, provided that nothing herein contained will be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business, unless such persons are engaged in illegal activities. No Tenant and no employee or invitee of any Tenant will go upon the roof of any building in POLARI S CENTER.

4. Landlord expressly reserves the right to absolutely prohibit solicitation, canvassing, distribution of handbills or any other written material, peddling, sales and displays of products, goods and wares in all portions of the POLARIS CENTER except as may be expressly permitted under the Lease. Landlord reserves the right to restrict and regulate the use of the POLARIS CENTER by invitees of Tenant providing services to tenants on a periodic or daily basis including food and beverage vendors. Such restrictions may include limitations on time, place, manner and duration of access to a Tenant’s Premises for such purposes. Without limiting the foregoing, Landlord may require that such parties use service elevators, halls, passageways and stairways for such purposes to preserve access within the POLARI S CENTER for Tenant and the general public.

5. Landlord reserves the right to require Tenant to periodically provide Landlord with a written list of any and all business invitees which periodically or regularly provided goods and services to such Tenant at the Premises. Landlord reserves the right to preclude all vendors from entering or conducting business within the POLARI S CENTER Premises if such vendors are not listed on a Tenant’s list of requested vendors.

6. Landlord reserves the right to exclude from the POLARI S CENTER between the hours of 6 p.m. and 8 a.m. the following business day, or such other hours as may be established from time to time by Landlord, and on Sundays and legal holidays, any person unless that person is known to the person or employee in charge of the POLARIS CENTER or has a pass or is properly identified.

EXHIBIT “C”

RULES AND REGULATIONS (page 2 of 4)

7. The directory of the POLARIS CENTER will be provided exclusively for the display of the name and location of Tenants only and Landlord reserves the right to exclude any other names therefrom.

8. All cleaning and janitorial services for the Premises will be provided by the Tenant. Tenant will not cause any unnecessary labor by carelessness or indifference to the good order and cleanliness of the Premises.

9. Landlord will furnish Tenant, free of charge, with two keys to each door lock in the Premises. If the Premises are equipped with a card key entry system, Landlord will provide as many access cards at Tenant reasonably requests for its employees. Landlord may make a reasonable charge for any additional keys and for each access card requested by Tenant. Tenant shall not make or leave made additional keys, and Tenant shall not alter any lock or install any new additional lock or bolt on any door of the Premises without providing a key to Landlord. Tenant, upon the termination of its tenancy, will deliver to Landlord the keys to all doors which have been furnished to Tenant, and in the event of loss of any keys so furnished, will pay Landlord therefor. Tenant will require each of its employees, which has an access card to return the access card to Landlord upon termination of employment. Landlord reserves the right to impose additional rules and regulations regarding access cards.

10. If Tenant requires telegraphic, telephonic, burglar alarm, satellite dishes, antennae or similar services, it will first obtain Landlord’s approval, and comply with Landlord’s reasonable rules and requirements applicable to such services, which may include separate licensing by, and fees paid to, Landlord.

11. Freight elevator(s) will be available for use by all Tenants in the POLARIS CENTER, subject to such reasonable scheduling as Landlord, in its discretion, deems appropriate. No equipment, materials, furniture, packages, supplies, merchandise or other property will be received in the POLARIS CENTER except between such hours as may be designated by Landlord. Tenant’s initial move in and subsequent deliveries of bulky items, such as furniture, safes and similar items will, unless otherwise agreed in writing by Landlord, be made during the hours of 6:00 p.m. to 6:00 a.m. or on Saturday or Sunday. Deliveries during normal office hours shall be limited to normal office supplies and other small items. No deliveries will be made which impede or interfere with other tenants or the operation of the POLARIS CENTER.

12. Tenant will not place a load upon any floor ofthe Premises, which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. Landlord will have the right to reasonably prescribe the weight, size and position of all safes, heavy equipment, files, materials, fixture or other property brought into the POLARIS CENTER. Heavy objects will, if considered necessary by Landlord, stand on such platforms as determined by Landlord to be necessary to properly distribute the weight, which platforms will be provided at Tenant’s expense. Machines and mechanical equipment belonging to Tenant, which cause noise or vibration that may be transmitted to the structure of the POLARIS CENTER or to any space therein to such a degree as to be objectionable to any tenants in the POLARIS CENTER or Landlord, are to be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devises sufficient to eliminate noise or vibration. Tenant will be responsible for all structural engineering required to determine structural load, as well as the expense thereof. The persons employed to move such equipment in or out of the POLARIS CENTER must be reasonably acceptable to Landlord. Landlord will not be responsible for loss of, or damage to, any such equipment or other property from any cause, and all damage done to the POLARIS CENTER by maintaining or moving such equipment or other property will be repaired at the expense of Tenant.

EXHIBIT C

RULES AND REGULATIONS (Dage 3 of 4)

13. Tenant will not use or keep in the Premises any kerosene, gasoline or inflammable or combustible fluid or material other than those limited quantities necessary for the operation or maintenance of office equipment. Tenant will not use or permit to be used in the Premises any foul or noxious gas or substance, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the POLARIS CENTER by reason of noise, odors or vibrations, nor will Tenant bring into or keep in or about the Premises any birds or animals.

14. Tenant will not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent.

15. Landlord reserves the right, exercisable without notice and without liability to Tenant, to change the name and street address of the POLARIS CENTER. Without the written consent of Landlord, Tenant will not use the name of the POLARIS CENTER in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

16. Tenant will close and lock the doors of its Premises and entirely shut of all water faucets or other water apparatus, and lighting or gas before Tenant and its employees leave the Premises. Tenant will be responsible for any damage or injuries sustained by other tenants or occupants of the POLARIS CENTER or by Landlord for noncompliance with this rule

17. The toilet rooms, toilets, urinals, wash bowls and other apparatus will not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from any violation of this rule will be borne by the Tenant who, or whose employees or invitees, break this rule. Cleaning of equipment of any type is prohibited.

18. Tenant will not sell, or permit the sale at retail of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise to the general public in or on the Premises. Tenant will not use the Premises for any business or activity other than that specifically provided for in this Lease. Tenant will not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises without first having obtained Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

19. Tenant will not install any radio or television antenna, loudspeaker, satellite dishes or other devices on the roofs) or exterior walls ofthe building or the POLARIS CENTER Premises without Landlord consent to be granted at Landlord’s sole discretion. Tenant will not interfere with radio or television broadcasting or reception from or in the POLARIS CENTER Premises or elsewhere.

20. Except for the ordinary hanging of picture and wall decorations, Tenant will not mark; drive nails, screw or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof, except in accordance with the provisions of the Lease pertaining to Alterations. Landlord reserves the right to direct electricians as to where and how communication and data wires are to be introduced to the Premises. Tenant will not affix any floor covering to the floor of the Premises in any manner except as approved by Landlord. Tenant shall repair any damage resulting from noncompliance with this rule.

21. Tenant will not install, maintain, or operate upon the Premises any vending machines without the written consent of Landlord.

22. Landlord reserves the right to exclude or expel from the POLARIS CENTER Premises any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the POLARIS CENTER.

EXHIBIT CT

RULES AND REGULATIONS (page 4 of 4)

23. Tenant will store all its trash and garbage within its Premises or in other facilities provided by Landlord. Tenant will not place in any trash box or receptacle any material, which cannot be disposed of in the ordinary and customary manner of trash and garbage disposal. All garbage and refuse disposal is to be made in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

24. The Premises will not be used for lodging or for the storage of merchandise held for sale to the general public, or for manufacturing of any kind, nor shall the Premises be used for any improper, immoral or objectionable purpose. No cooking will be done or permitted on the Premises without landlord’s consent, except the use by Tenant of Underwriters’ Laboratory approved equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, and the use of a microwave oven for employees use will be permitted, provided that such equipment and use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

25. Tenant agrees to comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

26. Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

27. To the extent Landlord reasonably deems it necessary to exercise exclusive control over any portions of the Common Areas for the mutual benefit of the Tenants in the POLARIS CENTER, Landlord may do so subject to reasonable, non-discriminatory additional rules and regulations.

28. Smoking is prohibited in the buildings in POLARIS CENTER. Tenant and any of its employees, agents, clients, customers, invitees and guest who desire to smoke, may smoke only within outside smoking areas, as designated by Landlord from time to time.

29. These Rules and Regulations are in addition to, and will not be construed to or in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of the Lease. Landlord may waive any one or more of these Rules and Regulations for the benefit of Tenant or any other tenants, but no such waiver by Landlord will be construed as a waiver of such Rules and Regulations in favor of Tenant or any other tenant, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all of the tenants of the POLARlS CENTER Premises.

30. Landlord reserves the right to make such other and reasonable and non-discriminatory Rules and Regulations as, in its judgment, may from time to time be needed for safety and security, for care and cleanliness of the POLARIS CENTER Premises and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations herein above stated and any additional reasonable and non-discriminatory rules and regulations which are adopted. Tenant is responsible for the observance of all oft he foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

EXHIBIT “D”

GUARANTEE OF LEASE (page 1 of 3}

In consideration of Landlord’s demise of the Premises, and for other and good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the undersigned hereby unconditionally and irrevocably guarantees to Landlord the full and punctual payment (and not merely the collectability) of Tenant’s monetary obligations under the lease (the “Lease”) to which this Guaranty is attached and/or under any instrument or agreement referred to in said Lease, as well as the complete and faithful performance of each of Tenant’s non-monetary obligations under the Lease and/or under any instrument or agreement referred to in said Lease, as well as the complete and faithful performance of each of Tenant’s non-monetary obligations under the Lease and/or under any instrument or agreement referred to therein (collectively, the “Obligation”). The undersigned’s liability shall be primary, direct and immediate and not conditional or contingent upon pursuit by Landlord of any remedies it may have against Tenant or any other person, entity or security with respect to the Obligations or any of them, whether pursuant to the terms of said Lease or of such instruments or agreements, or at law or in equity.

Without limiting the generality of the foregoing, the undersigned (hereinafter “Guarantor”) hereby waives any right it otherwise might have to require Landlord to make any demand on or to proceed against or to exhaust any remedies against Tenant or any other person or entity, or against any security given by Tenant or any other person or entity, or to pursue any other remedy whatsoever in Landlord’s power, in each case before, simultaneously with or after enforcing its rights and remedies hereunder against Guarantor or any collateral given by Guarantor.

Guarantor further hereby expressly authorizes Landlord, in its sole and absolute discretion, without notice to or further assent of Guarantor and without in any way releasing, affecting or impairing the obligations and liabilities of Guarantor hereunder, form time to time or at any time to: (i) compromise, settle, renew, extend, accelerate or otherwise change the time or manner of payment for performance of, or otherwise change, modify or amend the other terms and conditions of, the Obligations guaranteed hereunder or any part thereof (including without limitation, increasing or decreasing the amount of rentals); (ii) accept, hold, take, add, substitute, subordinate, exchange, release and/or apply security given for the payment and performance ofthe Obligations, and direct the order and/or manner ofits sale; (iii) release Tenant or release or substitute guarantors or endorsers or consent to any assignment, sublease or other transfer; (iv) waive compliance with, or any default under, or grant any other indulgences with respect to the Lease or any of the instruments or agreements referred to therein; (v) enforce the obligations of Guarantor hereunder; (vi) make advances for the purpose of performing any term or covenant contained in the lease or any of the instruments or agreements referred to therein with respect to which Tenant shall be in default; (vii) assign or otherwise transfer its interest in this Guaranty; (viii) renew, extend or modify the Lease (including extensions beyond the original term and any options to extend and (ix) otherwise deal in all respects with Tenant under the Lease or any of the instruments or agreements referred to therein as if this Guaranty were not in effect. Guarantor further agrees that the validity and enforceability of its obligations hereunder shall be unaffected by any circumstance which might otherwise constitute a legal or equitable discharge of a surety or guarantor.

Guarantor hereby waives: (i) any defense arising by reason of any disability or other defense of Tenant or by reason of the cessation form any cause whatsoever of the liability of Tenant; (ii) notice of acceptance of this Guaranty; (iii) presentment, demand for payment and/or performance and protest of non-payment and/or non-performance; (iv) notice of presentment, demand and protest; (v) notice of any default hereunder and all indulgences; (vi) demand for observance or performance of, or enforcement of, any terms or provisions of this Guaranty or of the Lease; (vii) notice of dishonor; (viii) notice of intent to accelerate; (ix) notice of acceleration; (x) all other notices, demands and formalities otherwise required by law or statute which Guarantor lawfully may waive; (xi) all rights and/or privileges which Guarantor otherwise might have to require Landlord to pursue any legal, equitable or statutory remedy available to Landlord in any particular manner or order; and (xii) any and all right or entitlement to be advised or notified by the Landlord of any change in Tenant’s financial condition. Guarantor also waives trial by jury in any action brought on or with respect to this Guaranty and agrees that in the event this Guaranty shall be enforced by suit or otherwise, or if Landlord shall exercise any of its remedies under the Lease or under any other document securing the Obligations, Guarantor shall reimburse Landlord, upon demand, for all expenses incurred in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements. If Guarantor consists of more than one individual, then their obligations hereunder are joint and several.

EXHIBIT D”

GUARANTEE OF LEASE (page 2 of 3)

This Guaranty may not be revoked and continues until all indebtedness and other obligations of Tenant to Landlord are paid and fully satisfied. Any release of this Guaranty as to less than all Guarantors of the indebtedness of the Tenant shall not affect the liability hereunder of the remaining Guarantors as to any present or future transactions or indebtedness of the Tenant. The death of any Guarantor of the indebtedness of Tenant shall not operate as a revocation of liability hereunder of the estate of any such Guarantor as to transactions entered into or indebtedness created subsequent to such death.

At the option of the holder hereof, upon the occurrence of any of the following, all obligations hereunder shall become immediately fixed, due and payable, the same as if the indebtedness guaranteed had become in default or past due, without demand or notice of any kind, all of which are hereby expressly waived: (a) the indebtedness of Tenant, or any portion thereof, or any other sum owing by the Guarantor to the Landlord is not paid as agreed; (b) any petitions or application for a custodian, as defined by Title 11, United States Code, as amended from time to time (the “Bankruptcy Code”) or for any form of relief under any provisions of the Bankru ptcy Code of any other law pertaining to reorganization, insolvency or readjustment of debts is filed by or against Guarantor or Tenant makes an assignm ent for the benefit of creditors, is not paying debts as they become due, or is granted an order for relief under any chapter of the Bankru ptcy Code; (c) a custodian, as defined by the Bankru ptcy Code, takes charge of any property of Guarantor or Tenant; (d) garnishment, attachment, levy or execution is issued against any material portion of the property ot effects of Guarantor or tenant and is not released within ten (10) days; or (e) the death, dissolution or termination of existence of any Guarantor.

Until all indebtedness of Tenant to Landlord shall have been paid in full, Guarantor shall have no right of subrogation, and waives any right to enforce any remedy which the Landlord now has or may hereafter have against Tenant, and waives any benefit of, any right to participate in any security now or hereafter held by the Landlord. Any indebtedness of Tenant now or hereafter owed to Guarantor is hereby subordinated to the indebtedness of Tenant to Landlord, and such indebtedness of Tenant to Guarantor, if the Landlord so requests, shall be collected, enforced and received by Guarantor as trustee for the Landlord and be paid over to the Landlord on account of the indebtedness of Tenant to Landlord, but without reducing or affecting in any manner the liability of Guarantor under the provisions of this Guaranty.

Where Tenant is a corporation, limited liability company or a partnership, it is not necessary for the Landlord to inquire into the powers of the Tenant or the officers, directors, partners, members, managers or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the purported exercise of such powers shall be guaranteed hereunder.

EXHIBIT “D”

GUARANTEE OF LEASE (page 3 of 3)

Guarantor hereby agrees: (a) Guarantor shall not be released or discharged, either in whole or in part, by the Landlord’s failure to timely or otherwise perfect or continue the perfection of any security interest in any property that secures the indebtedness of Tenant or the indebtedness guaranteed, or to protect the property covered by such security interest; (b) that the acceptance by the holder hereof of any performance which does not comply strictly with the terms hereof shall not be deemed to be a waiver or bar of any right of said holder, nor a release of any obligation of Guarantor to the holder hereof; (c) that Guarantor is and shall remain subject to the in personal, in rem and subject matter jurisdiction of the Courts of the State of Florida (including the Federal District Court for the District of Florida) for all purposes pertaining to this Guaranty and all documents and instruments executed in connection herewith, securing the same, or in any pertaining hereto; (d) the obligations hereunder are joint and several (if signed by more than one person), and independent of the obligations of Tenant, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against Tenant or whether Tenant be joined in any such action or actions, and Tenant shall not be required to be joined in any action brought to enforce this Guaranty, and Guarantor waives the right to required joinder of Guarantor in any action to enforce the liability of Debtor; (e) that this Guaranty shall be governed by the laws of the State of Florida; (f) to pay the holder hereof upon demand any and all costs, expenses and fees (including reasonable attorneys fees) incurred in enforcing or attempting to recover payment of the amounts due under this Guaranty, including negotiating, documenting and otherwise pursuing or consummating modifications, extensions, compositions, renewals or other similar transactions pertaining to this Guaranty or the indebtedness of Tenant, irrespective of the existence of any event of default, and including costs, expenses and fees, incurred before, after or irrespective or whether suit is commenced and, in the event suit is brought to enforce payment hereof, such costs, expenses and fees incurred before, after or irrespective of whether suit is commenced and, in the event suit is brought to enforce payment hereof, such costs, expenses, and fees and all other issues in such suit shall be determined by a court sitting without a jury; (g) if married, that recourse may be made against his or her separate property for all his or her obligations under this Guaranty; and (h) time is of the essence of this Guaranty.

IN WITNESS WHEREOF, this Guarantee is made as or ae Y” a of June, 2020.

“GUARANTOR”

HealthLynked Corporation

/s/ Micheal Dent
By:	Micheal Dent, CEO

/s/ George O’Leary
By:	George O’Leary, CFO

Address:
1035 Collier Center Way Suite 3
Naples FL 34110

If Guarantor shall be a corporation, the authorized officers must sign on behalf of the corporation. This Guarantee must be executed by the President or Vice-President and the Secretary or Assistant Secretary, unless the by-laws or a resolution of the board of directors shall otherwise provide, in which event, the by-laws or a certified copy of the resolution, as the case may be, must be furnished. Also, the appropriate corporate seal, if any, must be affixed.

EXHIBIT “E”

POLARIS CENTER INTERIOR FINISH STANDARDS

4/14/10

TENANT SEPARATION PARTITIONS

3/” 20-gauge metal studs 16“ o.c. on center extended to the underside of the deck with one (1) layer. 5/s” fire code (Type X) gypsum wall board each side (I-hour rated). 3½” batt insulation the full height of the wall. Taped, spackled and painted per Finish Schedule. Provide as per UL Assembly Design No. U465.

INTERIOR PARTITIONS

3’/g” 25-gauge metal studs with /s” gypsum wall board, taped spackled, sanded (sand and tape finish) and painted (prime with two finish coats) per Finish Schedule. Batt insulation required for sound in all walls. Extend walls to 6” above finish ceiling.

PERIMETER WALLS

5/s” gypsum wall board, taped, spackled, sanded (sand and tape finish) on existing metal framing and painted (prime with two finish coats) per Finish Schedule.

INTERIOR DOORS AND TRIM

Solid-core, flush, maple veneer pre-finished doors with painted hollow-metal frames (welded). Typical size to be 3’-0“x8’-0“x 1 ¾". Door hardware with ADA lever locksets by Schlege, Series D, Sparta lever design (626-satin chrome finish). Hinges to match. Wood baseboard at carpeted locations (5¼” min.) or 4” cove base at vinyl tile locations.

WINDOW SILLS

Windows to have dryw all returns at side and head and cultured marble sills.

CARPET

Minimum 26 oz. loop pile carpet or mini mum 28 oz. cut pile carpet, commercial grade (glue• down with waterproof adhesive).

VINYL

(VCT) -- Arm strong “Excellon” 12“x12" or equal. Provide carton of tile for Landlord’s use.

CEILING

2‘x2’ ceiling grid (/,” white, Donn) with 24“x24"/” lay-in ceiling panel (angled tegular) similar to Arm strong, Fine Fissured. Provide two (2) boxes for replacements to Landlord. Standard height to be 9’-6” throughout. Drywall ceilings to be sand and tape (finish).

CABINETS

Plywood-covered with plastic laminate on counters and fronts. Melamine interior of cabinets.

PAINT

Sherwin Williams, one (1) prime and two (2) finish coats, egg shell finish.

EXTERIOR WINDOWS/TREATMENT

Use Hunter Douglas Country Woods Collection Classics 870 Wann Cherry 2” basswood horizontal slat blinds, color to the exterior for uniformity in all suites, to be provided by Tenant.

LIGHTING

2‘x4’ fluorescent (2 or 3 bulb) with electronic ballast, parabolic or static troffer .125 lens; similar to Metalux series or equal; 6” recessed compact fluorescent down-light with clear Alzak baffle (chrome); similar to Portfolio or equal. All lighting circuits shall be 277v. Lighting power density for office space shall be 1.1 W/sq. ft.

ELECTRICAL

Electrical panels shall be sized per particular load of particular tenant space and shall be separately metered. All electrical devices in tenant space shall be tied to those separately metered panels. Convenience outlets shall be provided per NEC and computed on a basis of 180 VA per outlet. All electrical plug-in power shall not exceed 3.5 VA/sq. ft. EMT conduit shall be used or MC cable for lighting or receptacles only, no non-metal sheathed cable (romex) shall be used. Switches to be toggle-type - white. All plates to be white. Dedicated computer receptacle to be orange. GFI receptacles, where required per NEC. No aluminum wiring.

FIRE ALARM SYSTEM

Tenant is required to use Gold Coast Fire and Security, (Phone 239- 822-3157) for all fire alann work. Building has active, monitored fire alann system. Coordinate any system hook-ups, adjustments, tests, etc. with monitoring company and/or North Naples Fire District. Any false alanns resulting from work will be charged to the contractor.

ELECTRICAL RECEPTACLES

Two sets each typically per each individual interior work space (i.e. office, secretarial, work area, break room, storage) for electrical receptacles, telephone and data. Data and telephone in conduit with matching cover plates.

EXIT LIGHTING

Die-cast aluminum or polycarbonate, LED, glass face with green letters by Sure-Lites or Lithonia, located per code.

EMERGENCY LIGHTS

Emergency lights battery pack with two (2) heads similar to Sure-Lites #CC4-WH located as per code.

TOILET ROOMS

Meet ADA (handicap) requirements; insulate hot water pipes, if any. Toilet accessories to be by Bobrick; typical.

PLUMBING FIXTURES

Meet ADA (handicap) requirements. Sinks to be stainless steel (kitchenette, wet bar, exam rooms, etc.). Electric water heaters -as per Tenant’s requirements. Provide emergency¾" dia. PVC drain line from pan to conspicuous location. All piping valves and insulation to match base building.

AIR CONDITIONING (by tenant}

VAV boxes, ductwork, grilles, diffusers exhaust fans and controls equipment and materials to match building shell specification. Air conditioning systems are to be provided under the base building contract. Tenant provided VAV boxes tied in to the base building air conditioning system will be required for this work. VAV boxes to be shut-off type system powered boxes with electric heat strips. Ductwork to be insulated galvanized steel, gauge thickness, sealing and reinforcement per SMACNA standards. Diffusers and grilles to be aluminum construction, white finish. Exhaust fans to be roof mounted centrifugal fans, aluminum construction w/ aluminum backdraft dampers installed on curbs provided under the base building contract. Tenant is required to use Electronic System Services, Inc. (ESSI), (Phone 239-561-3774) for all HV AC controls work. Building has active, monitored fire alarm system. Test and balance report, prepared by TABCO, to be provided by Tenant’s contractor to Landlord at completion of the work including maintenance of building design static pressure. Tenant’s contractor must contact Doug Kutchman at TABCO, phone 243-6793 for any additional information and to arrange for testing and report preparation. No substitutions for TABCO will be accepted by Landlord. Supply air from the base building air conditioning system to the tenant space is available at a maximum of 1 CFM per square foot of leased space. Ventilation air from the base building air conditioning system to the tenant spaces is available at a maximum of 0.22 cfm per square foot of leased space. VAV/heat strips shall be tied to tenant’s separately metered panels.

COMMUNICATIONS

Telephone and data shall be fed from the shell building communications rooms to the individual tenant space by the tenant communications vendor.

SPRINKLERS

White, semi-recessed heads with white escutcheons. Coordinate with original building’s system, materials and extend as per code for Tenant requirements.

EXHIBIT F

Building Facade Signage

LEAVE FURNITURE (3 WAITING ROOM CHAIRS)
INSTALL BLANK PLATE ON PREVIOUS TV CABLE LOCATION
GENERAL NOTE TO WHOLE SPACE: DRYWALL PATCH AND TOUCH UP THROUGHOUT. SPACE TO BE PAINTED ONCE COLOR(S) ARE CONFIRMED
ALL ARTHREX IT EQUIPTMENT TO BE REMOVED FROM THIS ROOM. LEAVE RACK FOR INSTALLATION OF TENANT EQUIPTMENT
DESK IN OFFICE TO BE REMOVED. REMOVE CARPET AND INSTALL VCT.
REMOVE ALL WALL ACCESSORIES EXCEPT GLOVE BOX HOLDERS AND PAPER TOWER DISPENSORS
SERVER
CRYO.
REMOVE OFFICE DESK. TV RECEPTICAL AND CABLE PORT WILL STAY
REMOVE LARGE FILE CABINETS. LEAVE CURRENTLY INSTALLED CABINETS
SPECS/ VENDOR INFORMATION ON HAND SANITIZE UNITS CURRENTLY IN THE SPACE
ONCE CONFIRMED, REMOVE BED FROM EXAM ROOM
3650 SQ FT
REMOVE ALL WALL ACCESSORIES EXCEPT GLOVE BOX HOLDERS AND PAPER TOWER DISPENSORS
ONCE CONFIRMED, REMOVE BED FROM EXAM ROOM
ASSIST IN CUBICAL SETUP/ INSTALLATION WITH WORKSCAPE
INSTALL DOUBLE LOCK ON THIS DOOR AND BLACK OUT WINDOW
1586 SQ FT
REMOVE WALL MOUNTED COUNTERTOP
REMOVE ALL WALL ACCESSORIES EXCEPT GLOVE BOX HOLDERS AND PAPER TOWER DISPENSORS
REPLACE UPPER CABINET DOORS DUE TO CHIPS IN BOTH DOOR FRONTS
REMOVE BASE CABINETS ON THE NORTH AND EAST ELEVATION. UPPER CABINETS TO REMAIN
INSTALL NEW VCT FLOORING
EXISTING FLOOR DRAIN WILL REMAIN. TUBING TO DRAIN WILL BE REMOVED
REMOVE REFRIDGERATOR, MICROWAVE AND MOVEABLE SHELF
REMOVE TILE FLOORING AND REPLACE WITH VCT FLOORING, LEAVE TILE ON WALLS.
REMOVE FLOWER DECORATION OFF WALL IN NORTH BATHROOM
VERIFY THAT WE HAVE A KEY TO BASE CABINET. IF NOT, REKEY AND PROVIDE KEY TO TENANT.
REMOVE WALL MOUNTED TABLE
ONCE CONFIRMED, REMOVE BED FROM EXAM ROOM
CUT COUNTER AND REMOVE ON SOUTH ELEVATION.
LEAVE 3 FILE CABINETS

FIRST AMENDMENT TO COMMERCIAL LEASE

THIS FIRST AME NDME NT TO COMMERCIAL LEASE (this “Amendment”) is made and entered into as of the 21t day of July, 2023 (the “Amendment Effective Date”), by and between RES FLORIDA 1265 HOLDINGS, LLC, a Florida limited liability company (hereinafter referred to as the “Landlord”), and NAPLES WOMEN’S CENTER, LLC, a Florida limited liability company (hereinafter referred to as the “Tenant”).

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Commercial Lease dated as of June 4, 2020 (the “Lease”) covering certain property commonly known as Suite 200, which is located within the second floor of the Building located at 1265 Creekside Parkway, Naples, Florida, as more particularly described in the Lease; and,

WHEREAS, Tenant did not timely exercise Tenant’s right to renew the Lease, pursuant to Section 1.04.C. of the Lease, however, Landlord has agreed to grant the Option Tenn described thereunder to Tenant; and,

WHEREAS, the parties now desire to amend the Lease upon the tenns and conditions as more fully set forth herein.

NOW THEREFORE, in consideration of each parties’ execution of this Amendment, the mutual terms, covenants and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged as sufficient, the parties hereto hereby amend and modify the Lease as follows:

l. Recitals; Definitions. The foregoing recitals are true and correct and are hereby incorporated herein. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Option Term. Landlord hereby acknowledges and grants to Tenant the Option Tenn (also described as the “Extension Term”) defined under the Lease, and Tenant agrees to be bound to the Lease for the Option Term. Accordingly, the current Term of this Lease is changed and extended for a period of three (3) years commencing from August I, 2023 and ending on July 31, 2026.

3. Security Deposit Increase. Tenant has paid Landlord the sum of $12,034.28 to be held as a Security Deposit under this Lease. Upon execution of this Amendment, Tenant shall pay to Landlord the additional sum of$1,958.83, which shall be added to the existing Security Deposit, to bring the total Security Deposit amount to $13,993. l l .

4. No Remaining Options to Renew. Tenant and Landlord agree there are no remaining options to renew or extend the Lease, and future extensions of the Lease, if any, must be made by written agreement between the parties.

5. Brokers. Tenant hereby represents and warrants to Landlord that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Amendment on behalf of Tenant. Tenant further agrees to defend, indemnify and hold Landlord harmless from and against any claim for commission or finder’s fee by any person or entity who claims or alleges that they were retained or engaged by Tenant, or at the request of Tenant, in connection with this Amendment.

6. Miscellaneous.

a. Attorneys’ Fees. If either party commences an action against the other party arising out of, or in connection with, this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable attorneys’ fees and costs of suit.

b. Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.

c. All Other Lease Terms in Effect. Except to the extent the Lease is modified by this Amendment, all other terms and conditions of the Lease will continue in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms of this Amendment shall prevail.

d. Counterparts. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures by facsimile or electronic transmission ofthis Amendment shall be acceptable and binding upon both parties.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Amendment Effective Date.

LANDLORD:

RES FLORIDA 1265 HOLDINGS, LLC, a Florida limited liability company

By:	KrisDan Management, Inc., a Delaware corporativ).

TENANT:

NAPLES WOMEN’S CENTER, LLC, a Florida limited liability company